Exhibit 5.1

April 8, 2014

Pacira Pharmaceuticals, Inc.

5 Sylvan Way

Parsippany, New Jersey 07054

Ladies and Gentlemen:

We have acted as counsel to Pacira Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securites Act”), of a registration statement on Form S-3 filed on April 7, 2014 (File No. 333-195099) (the “Registration Statement”), including the prospectus which forms a part of the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated April 8, 2014 filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Securites Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”) with respect to the sale in an underwritten public offering (the “Offering”) of up to 1,840,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share.  The Shares are to be sold pursuant to the terms of an underwriting agreement, which is referred to in the Prospectus, by and among the Company and the underwriters named therein (the “Underwriting Agreement”).

We have examined the Registration Statement, the Prospectus, the Underwriting Agreement and such documents and records of the Company and other documents as we have deemed necessary for the purposes of this opinion.  In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and (iv) the effectiveness of the Registration Statement.

Based upon the foregoing, it is our opinion that:

1.              The Shares have been duly authorized by all necessary corporate action of the Company and, assuming (i) the due execution by the Company and registration by its registrar of the Shares, (ii) the offering and sale of the Shares in accordance with the Underwriting Agreement and (iii) receipt by the Company of the consideration therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to us under the headings “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securites Act or related rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ PERKINS COIE LLP